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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              (AMENDMENT NO. ___)*


                         EMBARCADERO TECHNOLOGIES, INC.
                         ------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)


                                    290787100
                                    ---------
                                 (CUSIP Number)


                                FEBRUARY 14, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


                       Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                            Rule 13d-1(b)

                                            Rule 13d-1(c)

                                    |X|     Rule 13d-1(d)


         The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

         The information required in the remainder of this coverage page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 pages

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CUSIP No. 290787100                    13G                    Page 2 of 5 Pages
      ---------- ---------------------------------------------------------------
          1      NAME OF REPORTING PERSON

                 S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


                                  NIGEL C. MYERS
      ---------- ---------------------------------------------------------------
          2      CHECKTHE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                  N/A                               (a)
                                                                    (b)
      ---------- ---------------------------------------------------------------
          3      SEC USE ONLY


      ---------- ---------------------------------------------------------------
          4      CITIZENSHIP OR PLACE OF ORGANIZATION

                                               JOINT USA AND TRINIDAD & TOBAGO
      -------------------------------------- --------- -------------------------
                    NUMBER OF                   5      SOLE VOTING POWER
                     SHARES
                  BENEFICIALLY                                        4,430,000
                    OWNED BY
                      EACH
                                             --------- -------------------------
                    REPORTING                   6      SHARED VOTING POWER
                     PERSON
                      WITH                                                    0
                                             --------- -------------------------
                                                7      SOLE DISPOSITIVE POWER

                                                                      4,430,000
                                             --------- -------------------------
                                                8      SHARED DISPOSITIVE POWER

                                                                              0
      ---------- ---------------------------------------------------------------
          9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      4,355,455
      ---------- ---------------------------------------------------------------
         10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES*


                 THE FIGURE REPORTED ON LINE 9 DOES NOT INCLUDE 74,545 SHARES
                     BENEFICIALLY OWNED BY THE BENEFICIARIES OF THE MYERS
                                       "LIMERS" TRUST.
      ---------- ---------------------------------------------------------------
         11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                                                          16.1%
      ---------- ---------------------------------------------------------------
         12      TYPE OF REPORTING PERSON*

                                                                             IN
      ---------- ---------------------------------------------------------------


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CUSIP No. 290787100                   13G                      Page 3 of 5 Pages


ITEM 1(A):        NAME OF ISSUER
---------

                           EMBARCADERO TECHNOLOGIES, INC.

ITEM 1(B):        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
---------

                           425 MARKET STREET, SUITE 425
                           SAN FRANCISCO, CA  94105

ITEM 2(A):        NAME OF PERSON FILING
---------

                           NIGEL C. MYERS

ITEM 2(B):        ADDRESS OF PRINCIPAL BUSINESS OFFICE
---------

                           425 MARKET STREET, SUITE 425
                           SAN FRANCISCO, CA  94105


ITEM 2(C):        CITIZENSHIP
---------

                           JOINT USA AND TRINIDAD & TOBAGO

ITEM 2(D):        TITLE OF CLASS OF SECURITIES
---------

                           COMMON STOCK, $0.001 PAR VALUE

ITEM 2(E):        CUSIP NUMBER
---------

                           290787100

ITEM 3:           This statement is not filed pursuant to Rules 13d-1(b) or
------            13d-2.  Therefore, this item is not applicable.


ITEM 4:           OWNERSHIP
------

                  (a)      Amount Beneficially Owned:
                                    4,355,455 shares

                  (b)      Percent of Class
                                    16.1%



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CUSIP No. 290787100                  13G                       Page 4 of 5 Pages



                  (c)      Number of Shares as to Which Such Person Has:

                           (i)      sole power to vote or direct the vote:
                                    4,430,000 Shares

                           (ii)     shared power to vote or direct the vote
                                    0 Shares


                           (iii) Sole power to dispose or to direct the disposition of: 4,430,000 Shares

                           (iv) Shared power to dispose or to direct the disposition of: 0 Shares

ITEM 5:           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
------

                  If this statement is being to report the fact that as of Date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

ITEM 6:           OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
------            PERSON

                  BENEFICIARIES OF THE MYERS "LIMERS" TRUST HAVE THE RIGHT TO RECEIVE THE PROCEEDS FROM THE SALE OF 74,545 SHARES HELD BY SUCH TRUST, IN ACCORDANCE WITH THE TRUST DOCUMENTS.

ITEM 7:           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
------            ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING
                  COMPANY

                           N/A

ITEM 8:           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
------

                           N/A

ITEM 9:           NOTICE OF DISSOLUTION OF GROUP
------

                           N/A

ITEM 10:          CERTIFICATION
-------

                           N/A



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CUSIP No. 290787100                   13G                     Page 5 of 5 Pages



                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.

February 12, 2001
------------------------------------
Date

/s/ Nigel C. Myers
------------------------------------
Signature

Nigel C. Myers
------------------------------------
Name (Typed)